NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FTK - AMEX Houston, Texas	Thursday, May 18, 2006 6:00 a.m. EST

FLOTEK INDUSTRIES, INC. CLARIFIES CEO’S REMARKS

HOUSTON, TX – (MARKET WIRE) – 05/18/06 – Flotek Industries, Inc. (AMEX: FTK) announced today its clarification of the remarks of Jerry Dumas, its chief executive officer, in an interview given on Monday, May 15, 2006 to Alan R. Elliott of Investor's Business Daily. Mr. Dumas reported that a third acquisition for the Company in 2006 was "in the works" which, if completed, would double the size of the Company. As previously disclosed, the Company is engaged in negotiations for a significant acquisition; however no letter of intent or definitive agreement has been signed by the parties. Therefore, there can be no assurances that the acquisition will be ultimately consummated.

Mr. Dumas also estimated that the Company's revenues could reach $145 million this year. That estimate was of combined pro forma revenues, assuming consummation of the proposed acquisition as of January 1, 2006. The Company has previously projected that revenues from current operations in 2006 will be $79 million, assuming no additional acquisitions are consummated beyond the two acquisitions made already this year. Even if the proposed acquisition is consummated in 2006, there can be no assurances that the combined pro forma earnings estimate will be achieved or, if achieved, that it will be indicative of actual revenues for future periods.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek's web site at http://www.flotekind.com.

Statements made in this press release, including those relating to the positive direction of the Company, and increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company's filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia
Corporate Secretary
713.849.9911